EXHIBIT 10.1

Named Executive Officer Salary and Bonus Arrangements for 2021

Base Salaries

The base salaries for fiscal 2021, which are effective as of June 30, 2021, for the executive officers (the "named executive officers") of Southern Missouri Bancorp, Inc. (the "Company"), who will be named in the compensation table that will appear in the Company's upcoming 2021 Annual Meeting proxy statement are as follows:

Name and Title	Base Salary
Greg A. Steffens	$412,384
President and Chief Executive Officer,
Southern Missouri Bancorp, Inc., and Southern Bank

Matthew T. Funke	246,100
Executive Vice-President and Chief Financial Officer,
Southern Missouri Bancorp, Inc., and Southern Bank

Justin G. Cox	240,000
Regional President,
Southern Missouri Bancorp., Inc., and Southern Bank

Mark E. Hecker	254,829
Executive Vice-President and Chief Credit Officer
Southern Missouri Bancorp, Inc., and Southern Bank

Rick A. Windes	252,000
Executive Vice-President and Chief Lending Officer
Southern Missouri Bancorp, Inc., and Southern Bank

Description of 2021 Bonus Arrangement

The Company does not have a formal cash bonus plan in place for named executive officers. For fiscal 2021, fiscal 2020, and fiscal 2019, all executive officers received cash bonuses. In determining the amount of cash bonuses to award, the compensation committee and board of directors primarily consider the Company’s results in comparison to business plan targets for such measures as return on equity, earnings per share growth, net interest margin, noninterest income, and noninterest expense, as well as accomplishment of strategic objectives such as growth, entry to new markets, capitalization, and other factors.

Additional information about the 2021 bonus compensation is incorporated herein by reference from the Company's definitive proxy statement for its Annual Meeting of Stockholders to be held in October 2021, a copy of which will be filed not later than 120 days after the close of the fiscal year.